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      ZiLOG President to Leave Company; CEO Thorburn Names new Sales and
                    Marketing Chief to Drive Global Growth

 Company Praises Mike Burger's Contribution and Looks to the Future as Ramesh
       Ramchandani's Strong Marketing Track Record Raises Anticipation


SAN JOSE, Calif., --November 19, 2004: ZiLOG(R) (NASDAQ: ZILG), the creator of the Z80(R) microprocessor and a leading supplier of 8-bit microcontrollers, today ushered in a new era at the Company. ZiLOG president and director Michael D. Burger will leave the Company on December 3 to pursue new opportunities. At the same time, ZiLOG chairman and CEO James Thorburn announced that Ramesh Ramchandani, the Company's executive vice president of marketing will now oversee global sales efforts on an interim basis. He also has been appointed an executive officer of the Company and will report directly to the chairman and CEO.

"Mike's contribution to ZiLOG's turnaround and positioning the company for growth is well documented and we wish him the very best in the future," noted Thorburn. "He played an important part in rebuilding our company's presence around the world and we intend to build on that foundation with Ramesh Ramchandani at the helm. Ramesh brings a wealth of experience and a track record that will be extremely beneficial to our company as we focus on exciting new growth applications that will increase our market share around the world, particularly in Asia. Ramesh's impressive global marketing experience will also help us leverage our expanded product portfolio with new and existing customers worldwide."

Ramesh Ramchandani joined ZiLOG in July 2004, bringing 18 years of high-tech management experience to the Company. Ramchandani will play a key role in leading ZiLOG's growth plans, including new product definition, targeting customer applications and focusing on key market segments and providing leadership to the sales organization.

Ramchandani joined ZiLOG from ON Semiconductor Corp. (NASDAQ:ONNN) where he was the Vice President and General Manager of the Integrated Power Devices Division. Before joining ON Semiconductor, Ramchandani served as Director of Worldwide Sales/Marketing and Applications for Celeritek, Inc. Prior to joining Celeritek, Ramchandani held various senior management positions in marketing and engineering with Mitsubishi Electronics America, Fujitsu Compound Semiconductor and Avantek. He graduated from Cornell University's Johnson Graduate School of Management with a Master of Business Administration
(MBA). He received his Bachelor of Science in Electrical Engineering (BSEE) from San Jose State University. He is a member of the Executive Board of TiE, an entrepreneurial group dealing in venture capital markets. Ramchandani is also on the Dean's Advisory Council for the School of Engineering at Arizona State University.

About ZiLOG, Inc.

ZiLOG, Inc. (NASDAQ: ZILG) Founded in 1974, ZiLOG won international acclaim for designing one of the first architectures in the microprocessors and microcontrollers industry. Today, ZiLOG is a leading global supplier of 8-bit micro logic devices. It designs, manufactures and markets a broad portfolio of devices for embedded control and communication applications used in consumer electronics, home appliances, security systems, point of sales terminals, personal computer peripherals, as well as industrial and automotive applications. ZiLOG is headquartered in San Jose, California, and employs approximately 520 people worldwide with sales offices throughout Asia, Europe and North America. For more information about ZiLOG and our products, visit the Company's website at: www.ZiLOG.com.

ZiLOG, Z80, Z8 GP, ZGP323, Z8GR323 and Z8 GR163 are trademarks or registered trademarks of ZiLOG, Inc. in the United States and in other countries. Other product and or service names mentioned herein may be trademarks of the companies with which they are associated.

This release contains forward-looking statements (including the statements about the potential cost reductions customers can obtain from using the new Z8 GP and its strategic importance to the company) relating to expectations, plans or prospects for ZiLOG, Inc. that are based upon the current expectations and beliefs for ZiLOG's management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. For example, if a competitor were to introduce a competing product it could adversely affect use of the Z8 GP in emerging markets. ZiLOG does not expect to, and disclaims any obligation to, update such statements. ZiLOG, however, reserves the right to update such statements or any portion thereof at any time for any reason.

For a detailed discussion of the cautionary statements which could impact our expectations, please refer to the risk factors discussed in filings with the U.S. Securities and Exchange Commissions ("SEC"), including but not limited to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003, and any subsequently filed reports. All documents also are available through the SEC's Electronic Data Gathering Analysis and Retrieval System (EDGAR) at http://www.sec.gov or from the Company's website at www.ZiLOG.com

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